Exhibit (n)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 42 to the Registration Statement on Form N-6 (No. 333-56969) (the “Registration Statement”) of our report dated March 1, 2023, except with respect to our opinion on the financial statements insofar as it relates to the effects of retrospectively adopting ASU 2018-12: Targeted Improvements to the Accounting for Long-Duration Contracts discussed in Note 2, which is as of May 17, 2023, relating to the financial statements and financial statement schedules of Equitable Financial Life Insurance Company of America and consent to the incorporation by reference in the Registration Statement of our report dated April 14, 2023 relating to the financial statements of each of the variable investment options of Equitable America Variable Account L indicated in our report.

 /s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
August 11, 2023